Exhibit 10.10

Mr. John Anderson
Key Gold Corporation

December 1, 2006

RE:	Letter Agreement for the Option to Purchase Uranium Properties by Key Gold Corporation (or its designee) from Somuncurah SRL, an Argentine Entity

Dear Mr. Anderson:

This Letter Agreement, when signed by both parties, shall constitute the binding agreement for an option to purchase the 29,950 hectares of uranium claims, comprising the Guanchin, Cuesta de Miranda, Alpasinche, Bolson de Palqui, Huaco, Rincon de los Paez, and Cuesta de Miranda I, all in the Province of La Rioja, Argentina, and as listed in Exhibit A attached hereto (collectively hereinafter the “Properties”), by Key Gold Corporation (“Key”) or its designee from Somuncurah SRL (“Somuncurah”), an Argentine entity. Somuncurah shall provide to Key, pursuant to industry standard confidentiality and non-compete agreements to be entered into, historic reports and project descriptions of the Properties, a title review of the land status of the Properties, and sufficient information (financial and otherwise) that may be required to be filed with the Securities and Exchange Commission by Key in connection with the exercise of the option on December 8, 2006 as provided below. Following a reasonable opportunity to review such reports and land review data, the option to purchase shall be exercised by Key by paying US$250,000.00 to Somuncurah on or before December 8, 2006 by wire transfer to the account information to be supplied by Somuncurah. Upon such exercise, Key shall have the option to purchase the Properties on the following terms and conditions:

1.	In order to maintain the purchase option in force, Key shall make the following payments in the amounts and at the times specified below:

On or before May 10, 2007	US$ 150,000.00
On or before May 10, 2008	US$ 150,000.00
On or before May 10, 2009	US$ 250,000.00
On or before November 10, 2010	US$ 2,800,000.00

2.
Upon making the final payment listed above (and, assuming each of the previous payments have been made timely), Key shall have completed the purchase of all of Somuncurah’s right, title and interest in the Properties, and Somuncurah, directly and through the best efforts of George Young and its and his respective affiliates, shall promptly convey the Properties (that have not been relinquished as provided in paragraph 3 below) to Key, free and clear of all liens and encumbrances, except any as shall have been suffered to attach to the Properties by any action or inaction of Key or any of its officers, directors, agents or successors. In such conveyance, Somuncurah shall reserve to itself or its assigns a 1.5% Net Smelter Return royalty interest, determined and documented in accordance with industry standards.

3.
At any time, Key may make any payment or payments called for above in advance of the actual date(s) specified. During the time up to and until all payments have been made, and so long as the purchase option is in effect, Key shall maintain the Properties in full compliance with all regulatory requirements (except with respect to any Property or Properties that Key has previously properly relinquished, as described below), and shall have the right to operate mineral exploration and any related exploitation and other activities as it sees fit, and shall file all reports and proofs of work as reasonable and necessary to maintain the Properties in good standing with the Province of La Rioja and the Republic of Argentina. In addition, in the event that Key at any time desires not to proceed with the purchase option with respect to one or more of the Properties, Key shall notify Somuncurah at least thirty (30) days in advance of the date for the next subsequent payment provided in paragraph 2 above, and thereafter with respect to any such Property or Properties, Key shall have no further responsibility to maintain the good standing thereof, and the payment amounts to be made by Key shall be proportionately reduced in the ratio of the hectares contained within the relinquished Property or Properties to the total amount of hectares of 29,950. In such event, Somuncurah shall take such Property or Properties from that point for its own account. With respect to any Property or Properties so relinquished by Key, Key shall have no further obligation to make any payment or payments falling due after thirty (30) days of such notice of relinquishment, or any other obligation relating to such Property of Properties, except for reclamation or other obligations arising from Key’s operations prior to the time of relinquishment.

4.
George Young, Somuncurah, and his and its respective affiliates accept responsibility for, and shall indemnify and hold Key harmless from and against, any and all taxes, governmental fees, and the like that may accrue against George Young, Somuncurah, and his and its affiliates in respect of the transactions contemplated hereby.

Upon the execution of this Letter Agreement by both parties and the payment of the initial exercise price of US$250,000.00, this Letter Agreement shall become a binding purchase option agreement enforceable in accordance with its terms. However, the parties may desire to enter into more formal documentation to enable any reasonable financing or regulatory review as may be required. In the event either party desires to do so, it is hereby mutually agreed that the parties will negotiate in good faith a more formal and definitive purchase option agreement and use their best efforts to finalize and execute the same within thirty (30) days from the date that either party notifies the other of such desire. Any such formal document shall contain the provisions of this Letter Agreement and such other usual and customary terms and conditions as are within the industry standards, so long as the basic provisions of this Letter Agreement remain embodied in such document.

In consideration of the foregoing agreements and commitments of the parties and the other terms provided above, the undersigned hereby acknowledge their consent and agreement to be bound by the terms of this Letter Agreement.

ACCEPTED AND AGREED THIS 1st DAY OF DECEMBER, 2006

KEY GOLD CORPORATION

By:	_______________________
John Anderson
Chairman and CEO

ACCEPTED AND AGREED THIS _____ DAY OF DECEMBER, 2006

SOMUNCURAH SRL

By:	_______________________
George S. Young
Its Attorney in Fact

EXHIBIT A

To Letter Agreement
between Key Gold Corporation (or its designee) and Somuncurah SRL

The following mining claims in the Province of La Rioja, Argentina:

Name	Hectares	Identifying Information

Guanchin	3,500 hectares	As filed in La Rioja Official Records
Cuesta de Miranda	4,500 hectares	As filed in La Rioja Official Records
Alpasinche	3,500 hectares	As filed in La Rioja Official Records
Bolson de Palqui	3,950 hectares	As filed in La Rioja Official Records
Huaco	3,000 hectares	As filed in La Rioja Official Records
Rincon de los Paez	5,500 hectares	As filed in La Rioja Official Records
Cuesta de Miranda I	6,000 hectares	As filed in La Rioja Official Records